Filed Pursuant to Rule 424(b)(3)

Registration No. 333-122457

PROSPECTUS SUPPLEMENT

(To Prospectus dated August 12, 2005)

$180,000,000

NCI BUILDING SYSTEMS, INC.

2.125% Convertible Senior Subordinated Notes due 2024

and

Common Stock Issuable upon Conversion of the Notes

This prospectus supplement is part of and should be read in conjunction with our prospectus dated August 12, 2005, relating to $180,000,000 aggregate principal amount of our 2.125% Convertible Senior Subordinated Notes due 2024. The information in this prospectus supplement supersedes and replaces in its entirety the section of the prospectus titled “Selling Securityholders,” which begins on page 59 of the prospectus.

Our common stock is listed on the New York Stock Exchange under the symbol “NCS.” The closing price of our common stock on November 29, 2005 was $43.33 per share.

Investing in the notes involves risks. “ Risk Factors” begins on page 9 of the prospectus.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED WHETHER THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus supplement is December 1, 2005.

SELLING SECURITYHOLDERS

The notes were originally issued by us and sold to UBS Securities LLC and Wachovia Capital Markets, LLC who acted as joint book-runners and initial purchasers in the offering. The notes were resold by the initial purchasers in transactions exempt from the registration requirements of the Securities Act of 1933 to persons reasonably believed by the initial purchasers to be “qualified institutional buyers,” as defined by Rule 144A under the Securities Act of 1933. The selling securityholders, including their transferees, pledgees, donees, assignees or successors, may from time to time offer and sell under this prospectus any or all of the notes listed below and the shares of common stock issued upon conversion of the notes.

The following table sets forth information about the principal amount of notes beneficially owned by each selling securityholder and the maximum number of shares of common stock issuable upon conversion (without giving effect to the net share settlement feature) of those notes that may be offered from time to time under this prospectus. Certain selling securityholders may be deemed to be “underwriters” as defined in the Securities Act of 1933. Any profits realized by the selling securityholders may be deemed to be underwriting commissions.

The number of shares of common stock issuable upon conversion of the notes is not known at this time because upon conversion holders of the notes will receive a conversion value up to the full principal amount of the notes in cash. Shares will only be issuable upon conversion to the extent that the conversion value exceeds the principal amount of the notes. This conversion rate is subject to adjustment as described under “Description of the Notes — Conversion of the Notes — Conversion Rate Adjustments.” Accordingly, the number of shares of common stock issuable upon conversion of the notes, if any, may increase or decrease from time to time. Under the terms of the indenture, upon conversion cash will be issued up to the full principal amount of the notes and shares will be issued for any value in excess of the principal amount. Fractional shares will not be issued upon conversion of the notes. Cash will be paid instead of fractional shares, if any.

The table below has been prepared based upon the information furnished to us by the selling securityholders. The selling securityholders identified below may have sold, transferred or otherwise disposed of some or all of their notes since the date on which the information in the following table is presented in transactions exempt from or not subject to the registration requirements of the Securities Act of 1933. Information concerning the selling securityholders may change from time to time and, if necessary, we will supplement this prospectus accordingly. We cannot give an estimate as to the amount of the notes or common stock issuable upon conversion thereof that will be held by the selling securityholders upon the termination of this offering because the selling securityholders may offer some or all of their notes or common stock under the offering contemplated by this prospectus. The total principal amount at maturity of notes that may be sold hereunder will not exceed the $180,000,000 we issued. Please read “Plan of Distribution.”

To our knowledge, other than their ownership of the securities described below, none of the selling holders has, or has had within the past three years, any position, office or other material relationship with us or any of our predecessors or affiliates.

Name	Principal Amount of Notes Beneficially Owned That May Be Sold	Percentage of Notes Outstanding	Number of Shares of Common Stock That May Be Sold(1)	Percentage of Common Stock Outstanding(2)	Natural Person(s) with dispositive voting or investment control

AHFP Context	$125,000	*	3,114.01	*	Michael Rosen and Bill Fertig

Alexandra Global Master Fund Ltd	$3,000,000	1.67%	74,736.30	*	Mikhail A. Filimohov and Dimitri Sogoloff

American Beacon Funds	$285,000	*	7,099.95	*	Nick Calamos

Aventis Pension Master Trust	$325,000	*	8,096.43	*	Nick Calamos

Bank Austria Cayman Islands, Ltd	$1,500,000	*	37,368.15	*	Alex Adair

BNP Paribas Arbitrage (3)	$4,500,000	2.50%	112,104.45	*	Mike Cohen

BNP Paribas Equity Strategies, SNC (3)	$508,000	*	12,655.35	*	Christian Menestrier

Boilermakers — Blacksmith Pension Trust	$2,200,000	1.22%	54,806.62	*	Nick Calamos

BP Amoco PLC Master Trust	$694,000	*	17,289	*	John Gottfurcht, George Douglas, and Amy Jo Gottfurcht

BTOP Multi Strategy Master Portfolio Ltd	$1,350,000	*	33,631.34	*	Eric Lobben

Castlerigg Master Investments Ltd	$7,500,000	4.17%	186,840.75	*	Thomas Sandell

Celebrity IAM Ltd.	$3,000,000	1.67%	74,736.30	*	Deepak Gulrajani

CEMEX Pension Plan	$150,000	*	3,736.82	*	Nick Calamos

City of Knoxville Pension System	$330,000	*	8,220.99	*	Nick Calamos

CNHCA Master Account, LP	$1,500,000	*	37,368.15	*	Robert Krail, Mark Mitchell, and Todd Pulvino

Context Convertible Arbitrage Fund, LP	$1,400,000	*	34,876.94	*	Michael Rosen and Bill Fertig

Name	Principal Amount of Notes Beneficially Owned That May Be Sold	Percentage of Notes Outstanding	Number of Shares of Common Stock That May Be Sold(1)	Percentage of Common Stock Outstanding(2)	Natural Person(s) with dispositive voting or investment control

Context Convertible Arbitrage Offshore, Ltd.	$3,775,000	2.10%	94,043.18	*	Michael Rosen and Bill Fertig

CooperNeff Convertible Strategies (Cayman) Master Fund, LP	$260,000	*	6,477.15	*	Christian Menestrier

DBAG London (3)	$500,000	*	12,456.05	*	Patrick Corrigan

Delta Airlines Master Trust	$1,250,000	*	31,140.13	*	Nick Calamos

Delta Pilots Disability and Survivorship Trust	$450,000	*	11,210.45	*	Nick Calamos

Descartes Offshore Ltd.	$5,600,000	3.11%	139,507.76	*	Deepak Gulrajani

Descartes Partners L.P.	$1,400,000	*	34,876.94	*	Deepak Gulrajani

Dorinco Reinsurance Company	$950,000	*	23,666.50	*	Nick Calamos

Fore Convertible Master Fund, Ltd	$25,000,000	13.89%	622,802.50	2.83%	David Egglishaw

Fore ERISA Fund, Ltd.	$6,000,000	3.33%	149,472.60	*	David Egglishaw

Fore Multi Strategy Master Fund, Ltd.	$8,000,000	4.44%	199,296.80	*	David Egglishaw

Grace Convertible Arbitrage Fund, Ltd.	$6,500,000	3.61%	161,928.65	*	Bradford Whitmore and Michael Brailov

Guggenheim Portfolio Company VIII (Cayman) Ltd (3)	$6,000,000	3.33%	149,472.60	*	Matthew Li

Highbridge International LLC (3)	$18,000,000	9.17%	411,049.65	2.05%	Glenn Dubin and Henry Sweica

Hotel Union & Hotel Industry of Hawaii Pension Plan	$131,000	*	3,263.49	*	John Gottfurcht, George Douglas, and Amy Jo Gottfurcht

Institutional Benchmarks Master Fund L.P. c/o SSI Investment Management	$892,000	*	22,221.59	*	John Gottfurcht, George Douglas, and Amy Jo Gottfurcht

Kettering Medical Center Funded Depreciation Account	$115,000	*	2,864.89	*	Nick Calamos

Knoxville Utilities Board Retirement System	$150,000	*	3,736.82	*	Nick Calamos

Louisiana Workers’ Compensation #2	$135,000	*	3,363.13	*	Nick Calamos

Louisiana Workers’ Compensation Corporation	$425,000	*	10,587.64	*	Nick Calamos

Name	Principal Amount of Notes Beneficially Owned That May Be Sold	Percentage of Notes Outstanding	Number of Shares of Common Stock That May Be Sold(1)	Percentage of Common Stock Outstanding(2)	Natural Person(s) with dispositive voting or investment control

Lyxor/Context Fund Ltd. (3)	$800,000	*	19,929.68	*	Michael Rosen and Bill Fertig

Lyxor/Convertible Arbitrage Fund Limited	$69,000	*	1,718.93	*	Christian Menestrier

Macomb County Employees’ Retirement System	$350,000	*	8,719.24	*	Nick Calamos

Managers Convertible Securities Fund (9)	$125,000	*	3,114.01	*	Affiliated Managers Group, Inc.

Man Mac I Limited	$11,000,000	6.11%	274,033.10	1.26%	Michael Collins

McMahan Securities Co. L.P. (4)	$2,000,000	1.11%	49,824.20	*	Executive Committee: Ronald Fertig, Jay Glassman, Joseph Dwyer, D. Bruce McMahan, Scott Dillinger, and Norman Ziegler

MLQA Convertible Securities Arbitrage Ltd. (3)	$3,000,000	1.67%	74,736.30	*	MLIM LLC (5)

National Bank of Canada (3)	$500,000	*	12,456.05	*	Michael Rosen and Bill Fertig

Newport Alternative Income Fund	$500,000	*	12,456.05	*	Louise Morwick and Bryn Joynt

Oakwood Assurance Company Ltd.	$55,000	*	1,370.17	*	Nick Calamos

Oakwood Healthcare Inc. Endowment A & D	$9,000	*	224.21	*	Nick Calamos

Oakwood Healthcare Inc. Funded Depreciation	$95,000	*	2,366.65	*	Nick Calamos

Oakwood Healthcare Inc. OHP	$11,000	*	274.03	*	Nick Calamos

Oakwood Healthcare Inc. Pension	$175,000	*	4,359.62	*	Nick Calamos

Pebble Limited Partnership	$1,000,000	*	24,912.10	*	Louise Morwick and Bryn Joynt

Plexus Fund Limited	$2,000,000	1.11%	49,284.20	*	Dermot Keane and Michael Whitehouse

Polaris Vega Fund L.P.	$7,700,000	4.28%	191,823.17	*	Gregory R. Levinson

Port Authority of Allegheny County Consolidated Trust Fund	$60,000	*	1,494.73	*	Nick Calamos

Name	Principal Amount of Notes Beneficially Owned That May Be Sold	Percentage of Notes Outstanding	Number of Shares of Common Stock That May Be Sold(1)	Percentage of Common Stock Outstanding(2)	Natural Person(s) with dispositive voting or investment control

Port Authority of Allegheny County Retirement and Disability Allowance Plan for the Employees Represented by Local 85 of the Amalgamated Transit Union	$750,000	*	18,684.08	*	Nick Calamos

Prisma Foundation	$190,000	*	4,733.30	*	Nick Calamos

Pyramid Equity Strategies Fund	$150,000	*	3,736.82	*	Eric Lobben

Radcliffe SPC, for and on behalf of the Class A Convertible Crossover Segregared Portfolio	$1,750,000	*	43,596.18	*	(6)

Ramius Master Fund, Ltd (3)	$3,150,000	1.75%	78,473.12	*	Alex Adair

RCG Latitude Master Fund, Ltd (3)	$2,100,000	1.17%	52,315.41	*	Alex Adair

RCG Multi Strategy Master Fund, Ltd (3)	$750,000	*	18,684.08	*	Alex Adair

Royal Bank of Canada (Norshield) (3)	$400,000	*	9,964.84	*	Michael Rosen and Bill Fertig

Sage Capital Management, LLC	$2,000,000	1.11%	49,824.20	*	Peter deLisser

Salomon Brothers Asset Management, Inc. (3)(10)	$6,500,000	3.61%	161,928.65	*	Citigroup Global Markets, Inc.

SCI Endowment Care Common Trust Fund —National Fiduciary Services	$180,000	*	4,484.18	*	Nick Calamos

SCI Endowment Care Common Trust Fund — Suntrust Bank	$100,000	*	2,491.21	*	Nick Calamos

SCI Endowment Care Common Trust Fund —Wachovia	$45,000	*	1,121.04	*	Nick Calamos

SG Americas Securities, LLC (11)	$9,000,000	5%	224,208.90	1.04%	Societe Generale Group

Silvercreek II Limited	$1,330,000	*	33,133.09	*	Louise Morwick and Bryn Joynt

Silvercreek Limited Partnership	$1,670,000	*	41,603.21	*	Louise Morwick and Bryn Joynt

Name	Principal Amount of Notes Beneficially Owned That May Be Sold	Percentage of Notes Outstanding	Number of Shares of Common Stock That May Be Sold(1)	Percentage of Common Stock Outstanding(2)	Natural Person(s) with dispositive voting or investment control

Singlehedge US Convertible Arbitrage Fund	$75,000	*	1,868.41	*	Christian Menestrier

SOCS Ltd.	$3,500,000	1.94%	87,192.35	*	Dan Baldwin, Stephen Alfieri, Kevin Murphy, Sarah E. Street and Christopher V. Greetham(8)

Sphinx Convertible Arb Fund SPC c/o SSI Investment Management	$582,000	*	14,498.84	*	George Douglas, and Amy Jo Gottfurcht

SPT	$2,150,000	1.19%	53,561.02	*	Nick Calamos

SSI Hedged Convertible Market Neutral L.P.	$390,000	*	9,715.72	*	John Gottfurcht, George Douglas, and Amy Jo Gottfurcht

Sturgeon Limited	$88,000	*	2,192.26	*	Christian Menestrier

Sunrise Partners Limited Partnership (3) (7)	$1,500,000	*	37,368.15	*	S. Donald Sussman

The California Wellness Foundation	$500,000	*	12,456.05	*	Nick Calamos

The City of Southfield Fire & Police Retirement System	$27,000	*	672.63	*	John Gottfurcht, George Douglas, and Amy Jo Gottfurcht

The Cockrell Foundation	$85,000	*	2,117.53	*	Nick Calamos

The Consulting Group Capital Markets Fund c/o SSI Investment Management	$150,000	*	3,736.82	*	John Gottfurcht, George Douglas, and Amy Jo Gottfurcht

The Dow Chemical Company Employees’ Retirement Plan	$2,500,000	1.39%	62,280.25	*	Nick Calamos

The Estate of James Campbell 03394	$56,000	*	1,395.08	*	John Gottfurcht, George Douglas, and Amy Jo Gottfurcht

The Estate of James Campbell 08968	$34,000	*	847.01	*	John Gottfurcht, George Douglas, and Amy Jo Gottfurcht

Name	Principal Amount of Notes Beneficially Owned That May Be Sold	Percentage of Notes Outstanding	Number of Shares of Common Stock That May Be Sold(1)	Percentage of Common Stock Outstanding(2)	Natural Person(s) with dispositive voting or investment control

The Estate of James Campbell 11222	$457,000	*	11,384.83	*	John Gottfurcht, George Douglas, and Amy Jo Gottfurcht

The Fondren Foundation	$80,000	*	1,992.97	*	Nick Calamos

UBS Securities LLC(4)	$7,000,000	3.89%	174,384.70	*	UBS AG Parent Co.

Union Carbide Retirement Account	$1,300,000	*	32,385.73	*	Nick Calamos

United Food and Commercial Workers Local 1262 and Employees Pension Fund	$760,000	*	18,933.20	*	Nick Calamos

Univar USA Inc. Retirement Plan	$415,000	*	10,338.52	*	Nick Calamos

Univest Convertible Arbitrage Fund II Ltd (Norshield)	$250,000	*	6,228.03	*	Michael Rosen and Bill Fertig

Viacom Inc. Pension Plan Master Trust	$36,000	*	896.84	*	John Gottfurcht, George Douglas, and Amy Jo Gottfurcht

Wachovia Capital Markets LLC (4)	$2,425,000	1.35%	60,411.84	*	Wachovia Corporation

Waterstone Market Neutral MAC 51, Ltd.	$194,000	*	4,832.95	*	Shawn Bergerson

Waterstone Market Neutral Master Fund, Ltd.	$2,656,000	1.48%	66,166.54	*	Shawn Bergerson

Whitebox Diversified Convertible Arbitrage Partners LP	$2,000,000	1.11%	49,894.20	*	Andrew Redleaf

Xavex Convertible Arbitrage 5 Fund	$500,000	*	12,456.05	*	Alex Adair

*	Less than 1%.
(1)	Assumes conversion of all of the holder’s notes at a conversion rate of 24.9121 shares of common stock per $1,000 principal amount of notes. Because securityholders will, upon conversion, receive cash and not shares up to the full principal amount of the notes, the share numbers in this column are indicative of value only and not actual shares issuable. We have, nevertheless, registered the maximum number of shares issuable upon conversion as well as, pursuant to Rule 416 under the Securities Act of 1933, any additional shares issuable pursuant to the terms of the notes to prevent dilution upon a stock split, stock dividend, recapitalization or similar event.

(2)	Calculated in accordance with Rule 13d-3(d)(1)(i) of the Securities Exchange Act of 1934, as amended, using 21,413,151 shares of common stock outstanding as of November 29, 2005. In calculating this amount for each holder, we treated as outstanding the maximum number of shares of our common stock issuable upon conversion of all of that holder’s notes (without giving effect to the net share settlement feature), but we did not assume conversion of any other holder’s notes.
(3)	This selling securityholder has advised us that it is an affiliate of a registered broker-dealer; it purchased the securities to be resold in the ordinary course of business; and at the time of the purchase of the securities to be resold, it had no agreements or understandings, directly or indirectly, with any person to distribute the securities.
(4)	This selling securityholder has advised us that it is a registered broker-dealer and accordingly is an underwriter with respect to the securities. Please see “Plan of Distribution” for required disclosure regarding this selling securityholder. The notes were originally issued by us and sold to UBS Securities LLC and Wachovia Capital Markets, LLC who acted as joint book-runners and initial purchasers in the offering.
(5)	MLQA Convertible Securities Arbitrage Ltd. is controlled by MLIM LLC, a Delaware limited liability company whose sole member is Merrill Lynch Investment Managers, L.P., which is ultimately owned and controlled by Merrill Lynch Co., Inc.
(6)	Pursuant to an investment management agreement, RG Capital Management, L.P. (“RG Capital”) serves as the investment manager of Radcliffe, SPC, Ltd.’s Class A Convertible Crossover Segregated Portfolio. RGC Management Company, LLC (“Management”) is the general partner of RG Capital. Steve Katznelson and Gerald Stahlecker serve as the managing members of Management. Each of RG Capital, Management and Messrs. Katznelson and Stahlecker disclaims beneficial ownership of the securities owned by Radcliffe SPC, Ltd. for and on behalf of the Class A Convertible Crossover Segregated Portfolio.
(7)	Sunrise Partners Limited Partnership is also a beneficial owner of 95 shares of common stock.
(8)	The named persons serve on the management committee of Stanfield Capital Partners LLC, the investment advisor to SOCS Ltd, with sole voting or dispositive power. Each of Dan Baldwin, Stephen Alfieri, Kevin Murphy, Sarah E. Street and Christopher V. Greetham disclaims beneficial ownership of the securities owned by SOCS Ltd.
(9)	Managers Convertible Securities Fund has advised us that it is a mutual fund and is affiliated with Managers Distributors, Inc., a registered broker dealer whose limited purpose is to underwrite shares in Managers Convertible Securities Fund. Each of Mangers Convertible Securities Fund and Managers Distributors, Inc. is controlled by Affiliated Managers Group, Inc.
(10)	Salomon Brothers Asset Management, Inc. is also beneficial owner of $650,000 principal amount of registered 2.125% Convertible Senior Subordinated Notes due 2024.
(11)	This selling securityholder has advised us that it is a registered broker-dealer; it purchased the securities to be resold in the ordinary course of business; and at the time of the purchase of the securities to be resold, it had no agreements or understandings, directly or indirectly, with any person to distribute the securities.